UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 21, 2008

THE CENTER FOR WOUND HEALING, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-105778	87-0618831
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

155 White Plains Road Tarrytown, NY	10591
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 372-3150

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)

On July 21, 2008, the Board of Directors of The Center for Would Healing, Inc. (the “Company”) approved The Center for Wound Healing, Inc. 2006 Stock Option Plan, as Amended and Restated July 21, 2008 (the “Amended Plan”), and the Amended and Restated Employment Agreement with Andrew G. Barnett, the Company’s Chief Executive Officer and Chief Financial Officer (the “Amended Agreement”).

The Amended Plan

The Amended Plan was renamed The Center for Wound Healing, Inc. 2006 Stock Option Plan. The prior plan name was the Kevcorp Services, Inc. 2006 Stock Option Plan, which was filed in December 2005. The material amendments to the plan include: an increase in the number of authorized shares from 2.0 million to 7.5 million; a change in the definition of “change in control” that increases from 30% to 45% the necessary voting power required to constitute a change in control; and limits on annual grants to an employee of no more than 1.5 million stock options per calendar year, 1.5 million stock appreciation rights per calendar year and 500,000 restricted shares per calendar year.

The Amended Agreement

The Amended Agreement, effective as of March 31, 2008, amended and restated the Employment Agreement dated January 3, 2007. The prior agreement was filed with the Company’s Form 10-K for the fiscal year ended June 30, 2007. The material amendments to the Amended Agreement are described below.

The initial term of the Amended Agreement is three years, commencing March 31, 2008 and ending on June 30, 2011, and will be automatically renewed for an additional 12 months unless Mr. Barnett or the Company provides written notice of the intent not to renew on or before June 30, 2010. After each 12 month extension, the term will continue to renew for successive 12 month periods unless Mr. Barnett or the Company provides written notice of the intent not to renew no less than 180 days prior to the end of the renewal term.

Mr. Barnett’s annual base salary is increased to $375,000. He is eligible to earn annual cash performance bonuses based on the Company’s achievement of certain Adjusted EBITDA targets for fiscal years 2008 through 2013 and thereafter. The amount of the annual cash performance bonus, if earned, will be set by the Board in its sole discretion, but will be no less than $50,000 and no greater than 50% of his applicable base salary. Mr. Barnett’s car allowance is increased to $15,000 per year, and his vacation is increased to 6 weeks per year. The Company agrees to establish a Long-Term Incentive Plan no later than September 30, 2008, in which Mr. Barnett will be entitled to participate.

The exercise price of the 600,000 time vesting options and the 400,000 performance vesting options previously granted to Mr. Barnett is decreased to $1.05 per share, which represents the fair market value of a share of the Company’s stock as determined by the Board on the date of such amendment. The time vesting options will continue to vest in accordance with their terms, and the performance vesting options will continue to vest if we meet certain quarterly Adjusted EBITDA targets during fiscal years 2009, 2010 and 2011. In addition, Mr. Barnett is granted an additional 750,000 performance vesting options at an exercise price of $1.05 per share. These performance vesting options will vest 33 1/3% per year if we meet certain quarterly Adjusted EBITDA targets during fiscal years 2009, 2010 and 2011.

If we terminate Mr. Barnett’s employment without cause or if Mr. Barnett terminates his employment for good reason, then in addition to what is described in the previous employment agreement (including the continuation of salary for two years and a prorated bonus, among other things), Mr. Barnett is generally entitled to the continuation of his health or medical benefit plans for a period of two years. However, if his employment is terminated as a result of the Company’s failure to renew the initial term of this Amended Agreement, then he is generally entitled to receive the continuation of his base salary and his health or medical benefit plans for a period of 12 months. If we terminate Mr. Barnett’s employment pursuant to a change of control, Mr. Barnett will be entitled to receive a cash payment of $800,000 if the average price per-share sale price resulting in the change of control is less than $7.50 per share.

Item 5.03.	Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a)

On July 21, 2008, the Board approved Amended and Restated Bylaws for the Company. The following is a description of the provisions amended.

Section 1.02 (Offices -- Principal Office) was amended to reflect the principal office of the corporation at 155 White Plains Road Tarrytown, NY.

Section 2.01 (Shareholders -- Annual Meeting) was amended to hold the annual meeting in December of each year.

Section 3.02 (Directors -- Number, Term, and Qualifications) was amended to clarify the authority of the Board and the shareholders to set the number of directors.

Section 3.12 (Directors -- Presumption of Assent) was amended to state that a director is presumed to assent in an action unless his or her dissent or abstention is entered into the minutes of the meeting, and to clarify the existing language.

Section 4.01 (Officers -- Number) was amended to add a chief executive officer and a chief financial officer as officers of the corporation. Various corresponding changes were made to the Bylaws with respect to this amendment to the officers, including the addition of the description of the powers and duties of the chief executive officer (Section 4.08) and the chief financial officer (Section 4.12) and the authority of these individuals. Section 4.01 was also amended to delete the authority of the Board to appoint a general manager. The powers and duties of the president (Section 4.09) were amended to distinguish the powers and duties of the president from those of the chief executive officer.

Other nonmaterial amendments were made to make the language of the Bylaws internally consistent with these changes.

The Amended and Restated Bylaws are attached as Exhibit 3.1.

Item 9.01.	Financial Statements and Exhibits.

Exhibit
Number	Description

3.1	Amended and Restated Bylaws of The Center for Would Healing, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

The Center for Wound Healing, Inc.

Dated: July 25, 2008	By:	/s/ Andrew G. Barnett
	Name:	Andrew G. Barnett
	Title:	Chief Executive and Chief Financial Officer